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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                          Date of Report: June 23, 1998


                                  GENESCO INC.
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             (Exact name of registrant as specified in its charter)

                  Tennessee                                       1-3083
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(State or other jurisdiction of incorporation)          (Commission File Number)

Genesco Park, 1415 Murfreesboro Road, Nashville, TN                 37217
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    (Address of principal executive offices)                     (Zip Code)


       Registrant's telephone number, including area code: (615) 367-7000

                                 Not Applicable
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          (Former name or former address, if changed since last report)






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ITEM 5.          OTHER EVENTS


         On June 22, 1998, the Board of Directors of the Registrant announced that it had declared regularly scheduled cash dividends on various classes of its preferred stock outstanding for the Registrant's fiscal quarter ending August 1, 1998, payable on that date to holders of record of the preferred stock on July 21, 1998. (A copy of the Registrant's press release dated June 22, 1998 describing the classes of preferred and respective dividend rates is filed as an exhibit hereto and incorporated by reference herein.) This action follows the payment in full on May 28, 1998 of all dividend arrearages, in the aggregate amount of $1,351,708, with respect to the Registrant's various classes of preferred stock outstanding. (A copy of the Registrant's press release dated April 30, 1998 describing the classes of preferred, respective dividend rates, and respective cumulative arrearages is filed as an exhibit hereto and incorporated by reference herein.)

         Because of certain restrictive covenants contained in an indenture relating to the Registrant's 10 3/8% Senior Notes due 2003 (the "Senior Notes"), the Registrant had, since October 1993, been prevented from paying cash dividends to the holders of its common stock and preferred stock. On May 8, 1998, the Registrant redeemed the Senior Notes in full and removed the impediment to paying cash dividends.

         The payment of dividends in the future with respect to the Registrant's preferred stock and common stock will depend on the Registrant's profitability, cash flows, capital requirements, financial condition, debt covenants, and other factors that the Board of Directors may deem relevant. Notwithstanding the foregoing, the Registrant expects to continue to pay scheduled cash dividends on each class of its preferred stock in the future and currently knows of no reason why it will not be able to do so.




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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  GENESCO INC.

Dated: June 23, 1998              By: /s/ Roger G. Sisson
                                  ----------------------------------------------
                                  Roger G. Sisson, Secretary and General Counsel





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                                  EXHIBIT INDEX

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
   Exhibit No.
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
      99.1                 Press Release dated April 30, 1998

      99.2                 Press Release dated June 22, 1998
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